Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-137032) on Form S-1 of Innovative Card Technologies, Inc. of our reports, dated March 31, 2008 and April 2, 2007 relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Experts” in such Prospectus.

Our report dated March 31, 2008 related to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 8, 2008